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                                                                    Exhibit 10.6




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                                CREDIT AGREEMENT

                            Dated as of May 2, 1997

                                     among

                             RINGER CORPORATION and
                                  SAFER, INC.

                                 as Borrowers,

                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                               as Credit Parties,

                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                                   as Lender



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                              TABLE OF CONTENTS



1.   AMOUNT AND TERMS OF CREDIT..............................................1
     1.1   Credit Facility...................................................1
     1.2   Letters of Credit.................................................3
     1.3   Prepayment........................................................3
     1.4   Use of Proceeds...................................................5
     1.5   Interest..........................................................5
     1.6   Eligible Accounts.................................................6
     1.7   Eligible Inventory................................................8
     1.8   Cash Management Systems...........................................9
     1.9   Fees..............................................................9
     1.10  Receipt of Payments..............................................10
     1.11  Application and Allocation of Payments...........................11
     1.12  Loan Account and Accounting......................................11
     1.13  Indemnity........................................................12
     1.14  Access...........................................................12
     1.15  Taxes............................................................13
     1.16  Capital Adequacy; Increased Costs; Illegality....................14
     1.17  Single Loan......................................................14

2.   CONDITIONS PRECEDENT...................................................14
     2.1   Conditions to the Initial Revolving Credit Advances on the
           Closing Date.....................................................14
     2.2   Further Conditions to Each Revolving Loan........................16

3.   REPRESENTATIONS AND WARRANTIES.........................................17
     3.1   Corporate Existence; Compliance with Law.........................17
     3.2   Executive Offices; FEIN..........................................17
     3.3   Corporate Power, Authorization, Enforceable Obligations..........17
     3.4   Financial Statements and Projections.............................18
     3.5   Material Adverse Effect..........................................18
     3.6   Ownership of Property; Liens.....................................19
     3.7   Labor Matters....................................................19
     3.8   Ventures, Subsidiaries and Affiliates; Outstanding Stock and
           Indebtedness.....................................................20
     3.9   Government Regulation............................................20
     3.10  Margin Regulations...............................................20
     3.11  Taxes............................................................21
     3.12  ERISA............................................................21
     3.13  No Litigation....................................................22
     3.14  Brokers..........................................................22
     3.15  Intellectual Property............................................22


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     3.16  Full Disclosure..................................................22
     3.17  Environmental Matters............................................23
     3.18  Insurance........................................................23
     3.19  Deposit and Disbursement Accounts................................24
     3.20  Government Contracts.............................................24
     3.21  Customer and Trade Relations.....................................24
     3.22  Agreements and Other Documents...................................24
     3.23  Solvency.........................................................24
     3.24  Dexol Acquisition Agreement......................................24
     3.25  Subordinated Debt................................................25

4.   FINANCIAL STATEMENTS AND INFORMATION...................................25
     4.1   Reports and Notices..............................................25
     4.2   Communication with Accountants...................................26

5.   AFFIRMATIVE COVENANTS..................................................26
     5.1   Maintenance of Existence and Conduct of Business.................26
     5.2   Payment of Obligations...........................................26
     5.3   Books and Records................................................27
     5.4   Insurance; Damage to or Destruction of Collateral................27
     5.5   Compliance with Laws.............................................28
     5.6   Supplemental Disclosure..........................................28
     5.7   Intellectual Property............................................29
     5.8   Environmental Matters............................................29
     5.9   Landlords' Agreements, Mortgagee Agreements and Bailee Letters...30
     5.10  Further Assurances...............................................30

6.   NEGATIVE COVENANTS.....................................................30
     6.1   Mergers, Subsidiaries, Etc.......................................30
     6.2   Investments......................................................33
     6.3   Indebtedness.....................................................34
     6.4   Employee Loans and Affiliate Transactions........................35
     6.5   Capital Structure and Business...................................35
     6.6   Guaranteed Indebtedness..........................................36
     6.7   Liens............................................................36
     6.8   Sale of Stock and Assets.........................................36
     6.9   ERISA............................................................37
     6.10  Financial Covenants..............................................37
     6.11  Hazardous Materials..............................................37
     6.12  Sale-Leasebacks..................................................37
     6.13  Cancellation of Indebtedness.....................................37
     6.14  Restricted Payments..............................................37

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     6.15  Change of Corporate Name or Location; Change of Fiscal Year.......38
     6.16  No Impairment of Intercompany Transfers...........................38
     6.17  No Speculative Transactions.......................................38
     6.18  Leases............................................................39
     6.19  Changes Relating to Subordinated Debt.............................39

7.   TERM....................................................................39
     7.1   Termination.......................................................39
     7.2   Survival of Obligations Upon Termination of Financing
           Arrangements......................................................39

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES..................................39
     8.1   Events of Default.................................................39
     8.2   Remedies..........................................................42
     8.3   Waivers by Credit Parties.........................................42

9.   PARTICIPATIONS..........................................................42
     9.1   Participations....................................................42

10.  SUCCESSORS AND ASSIGNS..................................................43
     10.1  Successors and Assigns............................................43

11.  MISCELLANEOUS...........................................................44
     11.1  Complete Agreement; Modification of Agreement.....................44
     11.2  Amendments and Waivers............................................44
     11.3  Fees and Expenses.................................................44
     11.4  No Waiver.........................................................45
     11.5  Remedies..........................................................46
     11.6  Severability......................................................46
     11.7  Conflict of Terms.................................................46
     11.8  Confidentiality...................................................46
     11.9  GOVERNING LAW.....................................................46
     11.10 Notices...........................................................47
     11.11 Section Titles....................................................48
     11.12 Counterparts......................................................48
     11.13 WAIVER OF JURY TRIAL..............................................48
     11.14 Press Releases....................................................48
     11.15 Reinstatement.....................................................49
     11.16 Advice of Counsel.................................................49
     11.17 No Strict Construction............................................49

12.  CROSS-GUARANTY..........................................................49
     12.1  Cross-Guaranty....................................................49

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     12.2  Waivers by Borrowers.............................................50
     12.3  Benefit of Guaranty..............................................50
     12.4  Subordination of Subrogation, Etc................................50
     12.5  Election of Remedies.............................................50
     12.6  Limitation.......................................................51
     12.7  Contribution with Respect to Guaranty Obligations................51
     12.8  Liability Cumulative.............................................52


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                             INDEX OF APPENDICES


Exhibit 1.1(a)(i)    -    Form of Notice of Revolving Credit Advance
Exhibit 1.1(a)(ii)   -    Form of Revolving Note
Exhibit 4.1(b)       -    Form of Borrowing Base Certificate


Schedule  1.1        -    Responsible Individual
Schedule  1.4        -    Sources and Uses; Funds Flow Memorandum
Schedule  3.2        -    Executive Offices; FEIN
Schedule  3.4(A)     -    Financial Statements
Schedule  3.4(B)     -    Pro Forma
Schedule  3.4(C)     -    Projections
Schedule  3.6        -    Real Estate and Leases
Schedule  3.7        -    Labor Matters
Schedule  3.8        -    Ventures, Subsidiaries and Affiliates; Outstanding
                          Stock
Schedule  3.11       -    Tax Matters
Schedule  3.12       -    ERISA Plans
Schedule  3.13       -    Litigation
Schedule  3.15       -    Intellectual Property
Schedule  3.17       -    Environmental Matters
Schedule  3.18       -    Insurance
Schedule  3.19       -    Deposit and Disbursement Accounts
Schedule  3.20       -    Government Contracts
Schedule  3.22       -    Material Agreements
Schedule  5.1        -    Trade Names
Schedule  6.3        -    Indebtedness
Schedule  6.4        -    Transactions with Affiliates
Schedule  6.7        -    Existing Liens


Annex A (Recitals)        -   Definitions
Annex B (Section 1.2)     -   Letters of Credit
Annex C (Section 1.8)     -   Cash Management System
Annex D (Section 2.1(a))  -   Schedule of Additional Closing Documents
Annex E (Section 4.1(a))  -   Financial Statements and Projections -- Reporting
Annex F (Section 4.1(b))  -   Collateral Reports
Annex G (Section 6.10)    -   Financial Covenants
Annex H (Section 11.10)   -   Notice Addresses

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     CREDIT AGREEMENT, dated as of May 2, 1997 among RINGER CORPORATION, a
Minnesota corporation ("Ringer") and SAFER, INC., a Delaware corporation ("Safer") (Ringer and Safer are sometimes referred to herein individually as a "Borrower" and collectively with any other Credit Parties which hereafter become Borrowers hereunder in accordance with the terms hereof, the "Borrowers"); and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation (in its individual capacity, "GE Capital"), as Lender.

                                    RECITALS

     WHEREAS, Borrowers desire that Lender extend a revolving credit facility to Borrowers of up to Twenty Five Million Dollars ($25,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrowers and to provide (a) working capital financing for Borrowers, (b) funds for the purpose of financing future Permitted Acquisitions by Ringer and (c) funds for other general corporate purposes of Borrowers; and for these purposes, Lender is willing to make certain loans and other extensions of credit to Borrowers of up to such amount upon the terms and conditions set forth herein; and

     WHEREAS, Borrowers desire to secure all of their obligations under the Loan Documents by granting to Lender a security interest in and lien upon all of their existing and after-acquired personal property; and

     WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.   AMOUNT AND TERMS OF CREDIT

     1.1   Credit Facility.

     (a)   Revolving Credit Facility.    Subject to the terms and conditions
hereof, Lender agrees to make available from time to time until the Commitment Termination Date advances (each, a "Revolving Credit Advance"). The aggregate amount of Revolving Credit Advances outstanding shall not exceed at any time the lesser of (A) the Effective Revolving Loan Commitment and (B) the Aggregate Borrowing Base, in each case less the Letter of Credit Obligations outstanding at such time ("Borrowing Availability"). Moreover, the Revolving Loan outstanding to any Borrower shall not exceed at any time that Borrower's separate Borrowing

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Base.  Until the Commitment Termination Date, Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to the representative of Lender identified on Schedule 1.1 at the address specified thereon. Those notices must be given no later than
(1) 12:00 noon (Chicago time) on the Business Day of the proposed Revolving Credit Advance. Each such notice (a "Notice of Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Lender.

           (ii) Each Borrower shall execute and deliver to Lender a note to evidence the Revolving Loan Commitment. Each note shall be dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of each Borrower to pay the amount of the Revolving Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

     (b) Optional Increase in Effective Revolving Loan Commitment. (i) Subject to the terms and conditions hereof, prior to the Commitment Termination Date, Borrower Representative may from time to time notify Lender in writing that Borrowers desire to increase the Effective Revolving Credit Commitment (an "Effective Commitment Increase"). Each Effective Commitment Increase shall be in the minimum amount of $5,000,000 and in integral multiples of $5,000,000 if in excess thereof; provided that the aggregate amount of all Effective Commitment Increases shall not increase the Effective Revolving Loan Commitment above the Revolving Loan Commitment. Each Revolving Credit Advance made in connection with the financing of a Permitted Acquisition shall be made to Ringer or, at the election of Lender if the Target of such Permitted Acquisition and/or a Subsidiary of such Target is to become a Borrower under this Agreement, to such Target and/or such Subsidiary.

           (ii) In the event that an Effective Commitment Increase is requested in connection with a proposed Permitted Acquisition, each of the conditions set forth in Section 6.1 with respect to Permitted Acquisitions shall be satisfied prior to the effectiveness of any Effective Commitment Increase.

     (c) Reliance on Notices; Appointment of Borrower Representative. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance or similar notice believed by Lender to be genuine. Lender may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Lender has actual knowledge to the contrary. Each



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Borrower hereby designates Ringer as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances, giving instructions with respect to the disbursement of the proceeds of the Revolving Loan, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

        1.2 Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of the applicable Borrower, shall have the right to request, and Lender agrees to incur, Letter of Credit Obligations in respect of each Borrower.

        1.3   Prepayment.

        (a)   Voluntary Prepayment.  Borrowers may at any time on at least ten
(10) days' prior written notice by Borrower Representative to Lender terminate the Revolving Loan Commitment; provided that upon such termination, the Revolving Loan and all other Obligations shall be immediately due and payable in full. Any such termination of the Revolving Loan Commitment must be accompanied by the payment of the fee required by Section 1.9(d), if any. Upon any such termination of the Revolving Loan Commitment, each Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently terminated.

        (b) Mandatory Prepayments. (i) If at any time the outstanding balance of the aggregate Revolving Loan exceeds the lesser of (A) the Effective Revolving Loan Commitment and (B) the Aggregate Borrowing Base, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Furthermore, if the outstanding balance of the Revolving Loan of any Borrower exceeds that Borrower's separate Borrowing Base at any time, the applicable Borrower shall immediately repay its Revolving Credit Advances in the amount of such excess (and, if necessary, shall provide cash collateral for its Letter of Credit Obligations as described above).



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        (ii)  Immediately upon receipt by any Credit Party of proceeds of any asset disposition (including condemnation proceeds, but excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any Credit Party, Borrowers shall prepay the Revolving Loan in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

        (iii) If any Borrower issues Stock other than as a result of an equity contribution in connection with a Permitted Acquisition, no later than the Business Day following the date of receipt of the cash proceeds thereof, the issuing Borrower shall prepay the Revolving Loan in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with clause (c) below.

        (c) Application of Certain Mandatory Prepayments. Any prepayments made by any Borrower pursuant to clauses (b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Lender then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on Revolving Credit Advances made to such Borrower; third, to the principal balance of Revolving Credit Advances outstanding to such Borrower until the same shall have been paid in full; fourth, to any Letter of Credit Obligations of such Borrower to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; fifth, to interest then due and payable on the Revolving Credit Advances outstanding to each other Borrower, pro rata; sixth, to the principal balance of the Revolving Credit Advances made to each other Borrower, pro rata, until the same shall have been paid in full, and seventh to any Letter of Credit Obligations of each other Borrower, pro rata, to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments.

        (d) Application of Prepayments from Insurance Proceeds. Prepayments from insurance proceeds in accordance with Section 5.4(c) shall be applied to the Revolving Credit Advances of the Borrower that incurred such casualties or losses. The Revolving Loan Commitment shall not be permanently reduced by the amount of any such prepayments. If the insurance proceeds received as to a particular Borrower exceed the outstanding principal balance of the Revolving Loan to that Borrower, the application of those proceeds shall be determined by Lender.


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

        (e) Nothing in this Section 1.3 shall be construed to constitute Lender's consent to any transaction referred to in clauses (b)(ii) and (b)(iii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

        1.4 Use of Proceeds. Borrowers shall utilize the proceeds of the Revolving Loan received on the Closing Date solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrowers' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by
Section 6.14). Borrowers shall utilize the proceeds of the Revolving Loan received after the Closing Date for the financing of Borrowers' ordinary working capital and general corporate needs (but excluding in any event the making of any Restricted Payment not specifically permitted by Section 6.14) and, to the extent permitted pursuant to Section 6.1, for the financing of Permitted Acquisitions. Disclosure Schedule (1.4) contains a description of Borrowers' sources and uses of funds as of the Closing Date, including Revolving Loan and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

        1.5 Interest. (a) Borrowers shall pay interest to Lender, in arrears on each Interest Payment Date, at a rate of interest equal to the Index Rate plus three and one-quarter percent (3.25%) per annum.

        (b) If any payment on the Revolving Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (c) All computations of Fees calculated on a per annum basis and interest shall be made by Lender on the basis of a three hundred and sixty
(360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate shall be determined by Lender (i) on the first Business Day immediately prior to the Closing Date and (ii) thereafter, as of the last Business Day of each calendar month for calculation of interest for the following calendar month. Each determination by Lender of an interest rate hereunder shall be conclusive, absent manifest error.

        (d) So long as any Default or Event of Default shall have occurred and be continuing, and at the election of Lender confirmed by written notice from Lender to Borrower Representative, the interest rate applicable to the Revolving Loan and the Letter of Credit Fees shall be increased by two percent (2%) per annum above the rate of interest or the rate of such Fees otherwise applicable hereunder ("Default Rate"), and, if such election is made, all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such

Default or Event of Default until that Default or Event of Default is cured or waived and shall be payable upon demand.

        (e)   Notwithstanding anything to the contrary set forth in this
Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this Section 1.5(e)) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this Section 1.5(e) shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this Section 1.5(e), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(e), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

        1.6 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Accounts of each Borrower shall be "Eligible Accounts" for purposes of this Agreement. In determining whether a particular Account of any Borrower constitutes an Eligible Account, Lender shall not include any such Account to which any of the exclusionary criteria set forth below applies. Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment. Eligible Accounts shall not include any Account of any Borrower:

        (a) which does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

        (b) upon which (i) such Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or
(ii) such Borrower is not able


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

to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

        (c) to the extent any defense, counterclaim, setoff or dispute is asserted as to such Account or if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor's obligation to pay that invoice is subject to such Borrower's completion of further performance under such contract;

        (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

        (e) with respect to which an invoice, acceptable to Lender in form and substance, has not been sent to the applicable Account Debtor;

        (f) that (i) is not owned by such Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Lender;

        (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity which has any common officer or director with any Credit Party;

        (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state or municipality or department, agency or instrumentality thereof unless Lender, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, or any applicable state statute or municipal ordinance of similar purpose and effect, with respect to such obligation;

        (i) that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the provinces of Quebec, Newfoundland, Nova Scotia and Prince Edward Island and the Northwest Territories) unless such Account is payable in Dollars and (A) payment thereof is assured by a letter of credit, satisfactory to Lender as to form, amount and issuer or (B) is otherwise approved in writing by Lender in its sole discretion;

        (j) to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;




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

        (k) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

        (l) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

        (A)   it is not paid within sixty (60) days following its due date;

        (B) it is not invoiced in accordance with such Borrower's customary business practices in effect on the Closing Date;

        (C) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

        (D) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

        (m) which is the obligation of an Account Debtor if fifty percent (50%) or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 1.6;

        (n) as to which Lender's Lien is not a first priority perfected security interest;

        (o) as to which any of the representations or warranties pertaining to Accounts set forth in this Agreement or the Security Agreement is untrue;

        (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

        (q) to the extent such Account exceeds any credit limit established by Lender, in its reasonable discretion;

        (r) which is payable in any currency other than Dollars (or, in the case of Accounts owing from a Canadian Account Debtor, Canadian dollars); or

        (s) which is unacceptable to Lender in its reasonable credit judgment.

        1.7 Eligible Inventory. Based on the most recent Borrowing Base Certificate delivered by each Borrower to Lender and on other information available to Lender, Lender shall in its reasonable credit judgment determine which Inventory of each Borrower shall be "Eligible Inventory" for purposes of this Agreement. In determining whether any particular Inventory of any Borrower constitutes Eligible Inventory, Lender shall not include any such Inventory to which any of the exclusionary criteria set forth below applies. Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any such criteria, to establish new criteria and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment. Eligible Inventory shall not include any Inventory of any Borrower:

        (a) that is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower's performance with respect to that Inventory), except the Liens in favor of Lender;

        (b) that is (i) not located on premises owned, leased or operated by such Borrower or (ii) is stored with a bailee, warehouseman or similar Person, unless Lender has given its prior consent thereto and unless (x) a satisfactory bailee letter or landlord waiver has been delivered to Lender, or (y) Reserves satisfactory to Lender have been established with respect thereto, or (iii) located at any site if the aggregate book value of Inventory at any such location is less than $50,000 at all times during the year;

        (c) that is placed on consignment, is in transit or is otherwise not located on premises owned or leased by such Borrower;

        (d) that is covered by a negotiable document of title, unless such document has been delivered to Lender;

        (e) that in Lender's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

        (f) that consists of display items or packing or shipping materials (other than commodity packaging acceptable to Lender in its discretion in an amount not to exceed $500,000 in the aggregate) manufacturing supplies, work-in-process Inventory or replacement parts;

        (g)   that consists of goods which have been returned by the buyer;

        (h) that is not of a type held for sale in the ordinary course of such Borrower's business;

        (i) as to which Lender's Lien therein is not a first priority perfected Lien;

        (j) as to which any of the representations or warranties pertaining to Inventory set forth in this Agreement or the Security Agreement is untrue;

        (k) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

        (l)   is not covered by casualty insurance acceptable to Lender; or

        (m) is otherwise unacceptable to Lender in its reasonable credit judgment.

        1.8 Cash Management Systems. On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described on Annex C (the "Cash Management Systems").

        1.9 Fees. (a) Borrowers shall pay to Lender a closing fee on the Closing Date in the amount of $50,000 less the remaining portion, if any, of the underwriting deposit previously paid by Ringer to Lender.

        (b) Borrowers shall pay to Lender a commitment increase fee on the date of each Effective Commitment Increase in an amount to be agreed upon among Borrowers and Lender at such time.

        (c) As additional compensation for Lender's Revolving Loan Commitment, Borrowers agree to pay to Lender, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrowers' non-use of available funds an amount equal to (i) three-eighths of one percent (.375%) per annum so long as the Effective Revolving Loan Commitment does not exceed $10 million, and (ii) one-half of one percent (0.50%) per annum at all times after the initial Effective Commitment Increase (calculated in each case on the basis of a 360 day-year for actual days elapsed) of the difference between (x) the Effective Revolving Loan Commitment and (y) the average for the period of the daily closing balance of the aggregate Revolving Loan outstanding during the period for which such fee is due.

        (d) If Borrowers terminate the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, Borrowers shall pay to Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder prepayment fee in an amount determined by multiplying the Applicable Percentage (as defined below) by the amount of the Effective Revolving Loan Commitment.
As used herein, the term "Applicable Percentage" shall mean (x) two percent (2.0%), in the case of a prepayment on or prior to the first anniversary of the Closing Date and (y) one percent (1.0%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date; provided, however, that if at any time prior to the second anniversary of the Closing Date Ringer requests an Effective Commitment Increase and (i) Lender shall notify Borrower Representative in writing that the proposed Acquisition associated with such Effective Commitment Increase is not acceptable to Lender and

(ii) such proposed Acquisition shall be funded by another commercial lender within 90 days after Lender's written notice to Borrower Representative, the prepayment fee shall be $25,000, which prepayment fee shall be in lieu of any prepayment fee under clause (x) or clause (y) of this Section 1.9(d). Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers upon a mandatory prepayment made pursuant to Section 1.3(b); provided that Borrowers do not terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Section 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.

        (e) Borrowers shall pay to Lender an annual collateral monitoring fee of $10,000, payable in arrears on each anniversary of the Closing Date.

        1.10 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 2:00 p.m. (Chicago time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability or Net Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Collection Account prior to 2:00 p.m. Chicago time. Payments received after 2:00 p.m. Chicago time on any Business Day shall be deemed to have been received on the following Business Day.

        1.11 Application and Allocation of Payments. (a) So long as no Default or Event of Default shall have occurred and be continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied to the Revolving Loan, (ii) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the provisions of
Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Section 1.3. As to each other payment, and as to all payments made when a Default or Event of Default shall have occurred and be continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Lender may deem advisable notwithstanding any previous entry by Lender in the Loan Account or any other books and records. In the absence of a specific determination by Lender with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Lender's expenses reimbursable hereunder;
(2) to interest on the Revolving Loan; (3) to principal payments on the Revolving Loan and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B; and (4) to all other Obligations to the extent reimbursable under Section 11.3.

        (b) If and to the extent Borrowers fail to pay promptly any Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest owing by Borrowers under this Agreement or any of the other Loan Documents as and when due (after giving effect to any notice or grace period provided in the Loan Documents), Lender is authorized to, and at its sole election upon notice to Borrower Representative may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all such amounts, even if such charges would cause the balance of the aggregate Revolving Loan to exceed Borrowing Availability or would cause the balance of the Revolving Loan of any Borrower to exceed such Borrower's separate Borrowing Base. At Lender's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.

        1.12 Loan Account and Accounting. Lender shall maintain a loan account (the "Loan Account") on its books to record: all Revolving Credit Advances, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Revolving Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Lender by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay the Obligations. Lender shall render to Borrower Representative a monthly accounting of transactions with respect to the Revolving Loan setting forth the balance of the Loan Account as to each Borrower. Unless Borrower Representative notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

        1.13 Indemnity. Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Lender and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY

BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

        1.14 Access. (a) Each Credit Party which is a party hereto shall, during normal business hours, from time to time upon one (1) Business Day's prior notice as frequently as Lender reasonably determines to be appropriate:
(a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Party's books and records, (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party, and (d) provide Lender and any of its officers, employees and agents access to all relevant books and records and other information (financial or otherwise) necessary to enable Lender to complete its business and legal due diligence with respect to any proposed Permitted Acquisition and with respect to the inclusion of receivables and inventory in the applicable Borrowing Base resulting from any Permitted Acquisition. If a Default or Event of Default shall have occurred and be continuing, each such Credit Party shall provide such access at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, Borrowers shall provide Lender with access to their suppliers and customers. Each Credit Party shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records which Lender may request. Each Credit Party shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.

        (b) Borrowers shall pay Lender a Fee of $650 per day per individual (plus all reasonable out-of-pocket costs and expenses) in connection with Lender's field examinations permitted under Section 1.14(a) and Section 4(c) of the Security Agreement. Subject to Section 1.11(b), such Fees and expenses shall be charged against the Revolving Loan in connection with each field audit conducted after the Closing Date; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, Lender shall not be entitled to be reimbursed for more than two (2) such field examinations (other than in connection with any proposed Permitted Acquisition) in any calendar year; provided further, however, that so long as no Default or Event of Default shall have occurred and be continuing, Fees in the aggregate in any calendar year for such field examinations shall not exceed (i) $20,000 plus (ii) after the initial Permitted Acquisition either (x) an additional $20,000 for each Target acquired pursuant to a Permitted Acquisition whose accounting operations have not been consolidated with Ringer's accounting operations at one location within six (6) months after the closing of such Permitted Acquisition or (y) an additional $10,000 for each Target acquired pursuant to a Permitted Acquisition if (A) such field examination is conducted within six (6) months after the closing of such Permitted Acquisition or (B) at all times after such six month period the accounting operations of such Target have been consolidated with Ringer's accounting operations at one location.

        1.15 Taxes. (a) Any and all payments by each Borrower hereunder (including any payments made pursuant to Section 12) or under the Revolving Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12) or under the Revolving Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

        (b) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

        1.16 Capital Adequacy; Increased Costs; Illegality. (a) If Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender and thereby reducing the rate of return on Lender's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by Lender to Borrower Representative shall, absent manifest error, be final, conclusive and binding for all purposes.

        (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining the Revolving Loan, then Borrowers shall from time to time, upon demand by Lender pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative by Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, Lender shall, to the extent not inconsistent with Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

        1.17 Single Loan. All Revolving Credit Advances to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower and, subject to Section 11.2, shall be secured, until the Termination Date, by all of its Collateral.

2.   CONDITIONS PRECEDENT

        2.1 Conditions to the Initial Revolving Credit Advances on the Closing Date.

        Lender shall not be obligated to make any Revolving Credit Advances or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied, in Lender's sole discretion, or waived in writing by
Lender:

        (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance satisfactory to Lender.

        (b) Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Lender shall have received a fully executed original of a pay-off letter satisfactory to Lender confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lender shall have been cash collateralized or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Lender, Borrowers and Prior Lender.

        (c) Approvals. Lender shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents, waivers, acknowledgments, orders, authorizations and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance satisfactory to Lender affirming that no such consents or approvals are required.

        (d) Opening Availability. The Eligible Accounts and Eligible Inventory of each Borrower supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Lender, to provide Borrowers, collectively, with Net Borrowing Availability, after giving effect to the initial Revolving Credit Advance made to each Borrower under the Revolving Loan, the incurrence of any initial Letter of Credit Obligations and the consummation of the Related Transactions (on a pro forma basis, with expenses and liabilities being paid in the ordinary course of business and without acceleration of sales or any deterioration of trade payables) of at least $1,300,000.

        (e) Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

        (f) Capital Structure: Other Indebtedness. The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Lender in its sole discretion.

        (g) Consummation of Related Transactions. Lender shall have received fully executed copies of the Dexol Acquisition Agreement and each of the other Related Transactions Documents in effect on the Closing Date, each of which shall be in form and substance satisfactory to Lender and its counsel. The Dexol Transaction and the other Related Transactions shall have been consummated in accordance with the terms of the Dexol Acquisition Agreement and the other Related Transactions Documents.

        (h) Aggregate Expenses. Aggregate fees and expenses paid or payable with respect to the Related Transactions (including fees and expenses payable to Lender) shall not exceed $550,000.

        2.2 Further Conditions to Each Revolving Loan. Lender shall not be obligated to fund any Revolving Credit Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

        (a) Any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

        (b) Any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof; or

        (c) Any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations; or

        (d) After giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations, (i) the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Effective Revolving Loan Commitment, or (ii) the outstanding principal amount of the Revolving Loan of the applicable Borrower would exceed such Borrower's separate Borrowing Base.

The request and acceptance by any Borrower of the proceeds of any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section
2.2 have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Lender's Liens pursuant to the Collateral Documents.

3.   REPRESENTATIONS AND WARRANTIES

        To induce Lender to make the Revolving Loan and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

        3.1 Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and by-laws; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No inventory is subject to any licensing, patent, royalty, trademark, tradename or copyright agreements with any third parties which materially restricts the ability of either Borrower or, in the case of the exercise of its remedies, the Lender to sell such Inventory.

        3.2 Executive Offices; FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and principal place of business is set forth in Disclosure Schedule (3.2) and none of such locations
have changed within the twelve (12) months preceding the Closing Date.   In
addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.

        3.3 Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's corporate power; (b) have been duly authorized by all necessary or proper corporate and shareholder action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent, waiver, acknowledgment, order, authorization or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered by each Credit Party thereto and each such Loan Document shall then constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

        3.4 Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrowers and their respective Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

        (a) The following Financial Statements attached hereto as Disclosure Schedule (3.4(A)) have been delivered on the Closing Date:

        (i) The audited consolidated balance sheets at September 30, 1995 and 1996 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Years then ended, certified by Deloitte & Touche LLP.

        (ii) The unaudited consolidating balance sheets at September 30, 1995 and 1996 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Years then ended.

        (iii) The unaudited consolidated and consolidating balance sheet(s) at February 28, 1997 and the related statement(s) of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Month then ended.

        (b) Pro Forma. The Pro Forma delivered on the Closing Date and attached hereto as Disclosure Schedule (3.4(B)) was prepared by Borrowers giving pro forma effect to the Related Transactions, was based on the unaudited consolidated and consolidating balance sheets of Borrowers and their Subsidiaries dated January 31, 1997, and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in accordance with GAAP.

        (c) Projections. The Projections delivered on the Closing Date and attached hereto as Disclosure Schedule (3.4(C)) have been prepared by Borrowers in light of the past operations of their businesses, and reflect projections for Fiscal Year 1997 on a month by month basis. The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

        3.5 Material Adverse Effect. Between September 30, 1996 and the Closing Date, (a) no Credit Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma and which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party has been adopted which has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers' knowledge no third party is in default under any material contract, lease or other agreement or instrument, which alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between September 30, 1996 and the Closing Date no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

        3.6 Ownership of Property; Liens. (a) As of the Closing Date, the real estate ("Real Estate") listed on Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party. Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof satisfactory to Lender have been delivered to Lender. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal properties and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect.

        3.7 Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and
(g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

        3.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the stockholders and in the amounts set forth on Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)).

        3.9 Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Revolving Loan by Lender to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

        3.10 Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such terms are defined in Regulation U or G of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Revolving Loan or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Revolving Loan or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

        3.11 Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority by their due date (subject to any extensions agreed to by such Governmental Authority) and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

        3.12 ERISA. (a) Disclosure Schedule (3.12) lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Lender. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA. No Credit Party or ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. No Credit Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Credit Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

        (b) Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA

Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency.

        3.13 No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) which challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Credit Party and which, if so determined, could have a Material Adverse Effect.
Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or threatened which seeks damages in excess of $100,000 or injunctive relief or alleges criminal misconduct of any Credit Party.

        3.14 Brokers. No broker or finder acting on behalf of any Credit Party brought about the obtaining, making or closing of the Revolving Loan or the Related Transactions, and no Credit Party has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

        3.15 Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15) hereto. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

        3.16 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral other than Accounts.

        3.17 Environmental Matters. (a) To the knowledge of the Borrowers, except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and which would not result in Environmental Liabilities which could reasonably be expected to exceed $35,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $35,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities which could reasonably be expected to exceed $35,000, and all such Environmental Permits are valid, uncontested and in good standing;
(v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $35,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) the Credit Parties' estimated costs of compliance with Environmental Laws and Environmental Permits (excluding the filing fees and costs for all regularly scheduled periodic reports and license renewals) for each of the two Fiscal Years following the Closing Date are not in excess of $35,000 in either Fiscal Year; (vii) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which seeks damages, penalties, fines, costs or expenses in excess of $25,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party;
(viii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (ix) the Credit Parties have provided to Lender copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

        (b) Each Credit Party hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

        3.18 Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

        3.19 Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposits and/or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

        3.20 Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section
3727) or any similar state or local laws.

        3.21 Customer and Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change
in:   the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of such Credit Party; or the business relationship of any Credit Party with any supplier material to its operations.

        3.22 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Lender or its counsel accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which are listed on Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $250,000 per annum; any lease of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $100,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments or documents evidencing Indebtedness of such Credit Party and any security interest granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

        3.23 Solvency. Both before and after giving effect to (a) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Closing Date or such other date as Revolving Credit Advances and Letter of Credit Obligations requested hereunder are made or extended, (b) the disbursement of the proceeds of the Revolving Loan pursuant to the instructions of Borrower Representative, (c) the Dexol Transaction, the Refinancing and the consummation of the other Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

        3.24 Dexol Acquisition Agreement. As of the Closing Date, Ringer has delivered to Lender a complete and correct copy of the Dexol Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Credit Party and no other Person party thereto is in default in the performance or compliance with any provisions thereof. The Dexol Acquisition Agreement complies with, and the Dexol Transaction has been consummated in accordance with, all applicable laws. The Dexol Acquisition Agreement is in full force and effect as of the Closing Date, has not been terminated, rescinded or withdrawn. All requisite approvals by Governmental Authorities having jurisdiction over Dexol, any Credit Party and other Persons referenced therein, with respect to the transactions contemplated by the Dexol Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Dexol Acquisition Agreement or to the conduct by any Credit Party of its business thereafter. To the best of each Credit Party's knowledge, none of Dexol's representations or warranties in the Dexol Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by each applicable Credit Party in the Dexol Acquisition Agreement is true and correct in all material respects. Notwithstanding anything contained in the Dexol Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.24 and shall, solely for purposes of this Agreement and the benefit of Lender, survive the consummation of the Dexol Transaction.

        3.25 Subordinated Debt. As of the Closing Date, Borrowers have delivered to Lender a complete and correct copy of the Subordinated Note (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Ringer has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Note. The subordination provisions of the Subordinated Note are enforceable against the holders of the Subordinated Note by Lender. All Obligations, including the Obligations to pay principal of and interest on the Revolving Loan and the Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Note. The principal of and interest on the Revolving Notes, all Letter of Credit Obligations and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any other Subordinated Debt. Borrowers acknowledge that Lender is entering into this Agreement and is extending the Revolving Loan Commitment in reliance upon the subordination provisions of the Subordinated Note and this Section 3.25.

4.   FINANCIAL STATEMENTS AND INFORMATION

        4.1 Reports and Notices. (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

        (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender the Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.

        4.2 Communication with Accountants. Each Credit Party executing this Agreement authorizes Lender to communicate directly with its independent certified public accountants, and authorizes and shall instruct those accountants and advisors to disclose and make available to Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.   AFFIRMATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the Closing Date and until the Termination Date:

        5.1 Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; except as otherwise provided herein, at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

        5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

        (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in
Section 5.2(a); provided, that (i) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing,
(ii) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances,
(vi) such Credit Party shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (vii) Lender has not advised Borrowers in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

        5.3 Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(A)).

        5.4 Insurance; Damage to or Destruction of Collateral. (a) The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) in form and with insurers acceptable to Lender. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Lender shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral.

        (b) Lender reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Lender's opinion, adequately protect Lender's interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If requested by Lender, each Credit Party shall deliver to Lender from time to time a report of a reputable insurance broker, satisfactory to Lender, with respect to its insurance policies.

        (c) Each Borrower shall deliver to Lender, in form and substance satisfactory to Lender, endorsements to (i) all "All Risk" and business interruption insurance naming Lender as loss payee, and (ii) all general liability and other liability policies naming Lender as additional insured, which endorsements shall provide for at least 30 days' written notice to Lender prior to any renewal, cancellation or material amendment of any referenced policies. Each Borrower irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender), so long as any Default or Event of Default shall have occurred and be continuing or the anticipated insurance proceeds exceed $250,000, as such Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of such Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Lender shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly (and in any event within five (5) Business Days) notify Lender of any loss, damage, or destruction to the Collateral in the amount of $100,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d), or permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds would not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $250,000 in the aggregate during any Fiscal Year, Lender shall permit the applicable Borrower to replace, restore, repair or rebuild the property; provided that if such Borrower shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Lender may apply such insurance proceeds to the Obligations in accordance with Section 1.3(d). All insurance proceeds which are to be made available to any Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Lender to reduce the outstanding principal balance of the Revolving Loan of such Borrower (which application shall not result in a permanent reduction of the Revolving Loan Commitment) and upon such application, Lender shall establish a Reserve against the separate Borrowing Base of the affected Borrower in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to that Borrower to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Representative shall request a Revolving Credit Advance be made to such Borrower in the amount requested to be released; (ii) so long as the conditions set forth in Section 2.2 have been met, Lender shall make such Revolving Credit Advance; and (iii) the Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Revolving Credit Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d).

        5.5 Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters and Environmental Laws and Environmental Permits except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

        5.6 Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or which is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

        5.7 Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person.

        5.8 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Lender promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities in excess of $35,000; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $35,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Lender at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Lender's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers' expense, as Lender may from time to time request, which shall be conducted by reputable environmental consulting firms acceptable to Lender and shall be in form and substance acceptable to Lender, and (ii) permit Lender or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Lender deems appropriate, including subsurface sampling of soil and groundwater. Borrowers shall reimburse Lender for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

        5.9 Landlords' Agreements, Mortgagee Agreements and Bailee Letters. Each Credit Party shall use its best efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property or mortgagee of owned property or with respect to any warehouse, processor or converter facility or other location where Collateral is located, which letter or agreement shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Inventory or Collateral at that location and shall otherwise be satisfactory in form and substance to Lender. With respect to such locations or warehouse space leased or owned as of the Closing Date, if Lender has not received a satisfactory landlord or mortgagee agreement or bailee letter as of the Closing Date, any Borrower's Eligible Inventory at that location shall, in Lender's discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Lender in its reasonable credit judgment. After the Closing Date, no real property or warehouse space shall be leased or acquired by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a satisfactory landlord or mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location; provided that Borrowers may hold Inventory with a book value not to exceed $300,000 in the aggregate at newly established locations with Lender's prior
approval and subject to a Reserve established at Lender's discretion.   Each
Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

        5.10 Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document.

6.   NEGATIVE COVENANTS

        Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that, without the prior written consent of Lender, from and after the date hereof until the Termination Date:

        6.1 Mergers, Subsidiaries, Etc. On and after the Closing Date no Credit Party shall directly or indirectly, by operation of law or otherwise,
(a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except (i) that any Borrower may merge with another Borrower, provided that Ringer shall be the survivor of any such merger to which it is a party.

        Notwithstanding the foregoing, Ringer may acquire all or substantially all of the assets or capital Stock of any Person (the "Target") (in each case, a "Permitted Acquisition") subject to the satisfaction of each of the following conditions:

        (i) Lender shall receive at least thirty (30) Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

        (ii) such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date or a similar related business, and which business would not subject Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

        (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

        (iv) no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrowers and Target after giving effect to such Permitted Acquisition, except (A) the Revolving Credit Advance made hereunder to fund such Permitted Acquisition, (B) ordinary course trade payables and accrued expenses of the Target to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition and (C) other Indebtedness, Guaranteed Indebtedness obligations and liabilities permitted by Lender in its sole discretion;

        (v) such Permitted Acquisition shall be structured as an asset acquisition by Ringer or as an acquisition of one hundred percent (100%) (or, in the discretion of Lender, such lower percentage) of the capital stock of the Target directly by Ringer; provided that if any material portion of the Target's business or assets shall be held through any Subsidiary of the Target, at the discretion of Lender, such Subsidiary shall become a Borrower under this Agreement;

        (vi) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

        (vii) at or prior to the closing of any Permitted Acquisition, Lender will be granted a first priority perfected Lien (subject to Permitted Encumbrances) (x) in the case of an asset acquisition, all assets of the Target (and its Subsidiaries, if any) acquired pursuant thereto, or (y) in the case of an acquisition of the capital stock of the Target, the assets of the Target (and its Subsidiaries, if any) and one hundred percent (100%) (or, in the discretion of Lender, such lower percentage with respect to foreign entities) of the capital stock of the Target (and its Subsidiaries, if any) acquired by Ringer and Borrowers, the Target and the Target's Subsidiaries (if any) shall have executed such documents and taken such other actions as may be required by Lender in connection therewith including, in the case of a Permitted Acquisition in which the Target (and/or a Subsidiary of the Target) becomes a Subsidiary of Ringer, such documents and actions as may be required by Lender to make the Target (and/or such Subsidiary) a Credit Party under this Agreement (as a Borrower or Guarantor, as applicable);

        (viii) Lender shall have completed all business and legal due diligence with respect to the Target and the proposed acquisition with results satisfactory to Lender including the capital structure, corporate structure, governing documents and material agreements of Borrowers and the Target and their respective Subsidiaries after giving effect to the proposed acquisition, and the legal and tax effects resulting from such proposed acquisition;

        (ix) Lender shall have received satisfactory evidence that the Credit Parties have obtained all required consents, waivers, acknowledgments, orders, authorizations and approvals of all Persons including all requisite Governmental Authorities, to the consummation of the proposed acquisition;

        (x) as soon as possible after delivery of the notice referred to in clause (i) above but in no event later than ten (10) Business Days after delivery of such notice, Borrowers shall have delivered to Lender, in form and substance satisfactory to Lender:

               (A) a pro forma consolidated balance sheet of Ringer and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial data, which shall be complete and shall accurately and fairly represent the assets, liabilities, financial condition and results of operations of Ringer and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of the Revolving Credit Advance, and the assumption of liabilities permitted to be assumed pursuant to Section 6.1(iv)(B), in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, no Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition;

              (B) updated versions of the most recently delivered Projections covering the one (1) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon historical financial data of a recent date satisfactory to Lender, taking into account such Permitted Acquisition;

              (C) a Fair Salable Balance Sheet, prepared on the same basis as the Acquisition Pro Forma, setting forth therein Borrowers' assets at their fair salable value on a going-concern basis with the liabilities set forth therein including all contingent liabilities of Borrowers stated at the reasonably estimated present values thereof; and

              (D) a certificate of the Chief Financial Officer of each Borrower to the effect that: (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against each other Subsidiary of Ringer) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Borrowers (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target; and (z) Borrowers have substantially completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Lender;

        (xi) on or prior to the date of such Permitted Acquisition, Lender shall have received, in form and substance satisfactory to Lender, all acquisition documents related thereto, legal opinions, evidence of solvency, certificates, lien search results, amendments to the Loan Documents including Annex G and execution of additional Loan Documents and other documentation as may be requested by Lender to reflect the Permitted Acquisition, the additional Credit Parties, the availability of the increase in the Effective Revolving Loan Commitment and other matters related to the Permitted Acquisition, which collectively shall confirm to Lender's satisfaction that the conditions set forth herein have been satisfied; and

        (xii) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

        Notwithstanding the foregoing, the Accounts and Inventory of the Target (or of any Subsidiary of the Target) shall not be included in Eligible Accounts and Eligible Inventory without the prior written consent of Lender and shall not be included in the Borrowing Base in any event until completion by Lender of its audit examination of the Target. If the Accounts and Inventory of the Target (or any Subsidiary of the Target) which is to become a Subsidiary of Ringer are included in Eligible Accounts and Eligible Inventory pursuant to the preceding sentence, then such Person shall become a Borrower under this Agreement.

        6.2   Investments.  Except as otherwise expressly permitted by this
Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

        (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $300,000;

        (b) each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date;

        (c)   Permitted Acquisitions by Ringer;

        (d) Borrowers may make intercompany loans permitted under Section 6.3(a)(viii); and

        (e) so long as (A) no Revolving Loan Obligations or Letter of Credit Obligations are outstanding and (B) no Default or Event of Default shall have occurred and be continuing, Borrowers may make investments up to $5,000,000 in the aggregate, subject to Control Letters in favor of Lender or otherwise subject to a perfected security interest in favor of Lender, in Cash Equivalents Investments; provided that Borrowers may maintain cash in Cash Equivalents Investments consisting of money market funds in amounts necessary to meet minimum balance requirements.

        6.3 Indebtedness. (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):

        (i) Indebtedness secured by purchase money security interests permitted in clause (c) of Section 6.7;

        (ii)   the Revolving Loan and the other Obligations;

        (iii)  deferred taxes;

        (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

        (v)    the Subordinated Note;

        (vi) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to any Credit Party or Lender, as determined by Lender, than the terms of the Indebtedness being refinanced, amended or modified;

        (vii)  Indebtedness specifically permitted under Section 6.1,; and

        (viii) Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower, provided that (A) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrowers, which Intercompany Notes shall be in form and substance satisfactory to Lender and shall be pledged and delivered to Lender pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations;
     (B) each Borrower shall record all intercompany transactions on its books and records in a manner satisfactory to Lender; (C) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner satisfactory to Lender; (D) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

        (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations and (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c).

        6.4   Employee Loans and Affiliate Transactions.

        (a) Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions involves payments in excess of $50,000 in the aggregate, the terms of these transactions must be disclosed in advance to Lender. All such transactions existing or pending as of the Closing Date are described on Disclosure Schedule (6.4).

        (b) No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to their respective employees on an arm's-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $300,000 in the aggregate at any one time outstanding.

        6.5 Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations which could in any way adversely affect the repayment of the Revolving Loan or any of the other Obligations or could have or result in a Material Adverse Effect, (b) make any change in its capital structure as described on Disclosure Schedule (3.8) including (other than with respect to Ringer) the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock or (c) amend its charter or bylaws in a manner which would adversely affect Lender or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

        6.6 Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement other than Indebtedness, if any, of a Target existing at the time such Target is acquired.

        6.7 Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for:

        (a)   Permitted Encumbrances;

        (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7); and

        (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets).

        In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

        6.8 Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including its capital Stock or the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise or any of their Accounts, other than:

        (a)   the sale of Inventory in the ordinary course of business, and

        (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures, Real Estate or Inventory that are obsolete or no longer used or useful in such Credit Party's business and having a value not exceeding $250,000 in any single transaction or $450,000 in the aggregate in any Fiscal Year;

        (c) other Equipment and Fixtures having a value not exceeding $100,000 in any single transaction or $250,000 in the aggregate in any Fiscal Year; and

        (d) transfers or assignments of properties and assets of Ringer to a Subsidiary in connection with a Permitted Acquisition subject to the satisfaction of the conditions set forth in Section 6.1.

        With respect to any disposition of assets or other properties permitted pursuant to clause (b) and clause (c) above, Lender agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers' expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

        6.9 ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

        6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Annex G.

        6.11 Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

        6.12 Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

        6.13 Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

        6.14 Restricted Payments. No Credit Party shall make any Restricted Payment, except:

        (a) intercompany loans and advances between Borrowers to the extent permitted by Section 6.3 above;

        (b) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower;

        (c)   employee loans permitted under Section 6.4(b) above; and

        (d)   scheduled payments of interest with respect to the Subordinated
Debt;

provided that (i) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any payment pursuant to clause (d) above and (ii) the timing of the payments referred to in clause (d) above shall be set at dates which permit the delivery of Financial Statements necessary to determine current financial covenant compliance prior to each payment.

        6.15 Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after Lender's written acknowledgment that any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.

        6.16 No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

        6.17 No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

        6.18 Leases. No Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any year for Borrowers and their Subsidiaries on a consolidated basis would exceed $1,000,000.

        6.19 Changes Relating to Subordinated Debt. No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights to the holder of such Subordinated Debt in a manner adverse to any Credit Party or Lender.

7.   TERM

        7.1 Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Revolving Loan and all other Obligations shall be automatically due and payable in full on such date.

        7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Lender relating to any unpaid portion of the Revolving Loan or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided however, that in all events the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.   EVENTS OF DEFAULT: RIGHTS AND REMEDIES

        8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

        (a) Any Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Revolving Loan or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Lender's demand for such reimbursement or payment of expenses.

        (b) Any Credit Party shall fail or neglect to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4 or 6, or any of the provisions set forth in Annexes C or G, respectively.

        (c) Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for five (5) days or more.

        (d) Any Credit Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more after the earlier of (i) Borrower Representative's receipt of written notice from Lender or (ii) actual knowledge of such breach by any Borrower.

        (e) A default or breach shall occur under any other agreement, document or instrument to which any Credit Party is a party which is not cured within any applicable grace period, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party in excess of $250,000 in the aggregate, or
(ii) causes, or permits any holder of such Indebtedness or a trustee to cause, Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

        (f) Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

        (g) Assets of any Credit Party with a fair market value of $100,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for thirty (30) days or more.

        (h) A case or proceeding shall have been commenced against any Credit Party seeking a decree or order in respect of any Credit Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Credit Party or of any substantial part of any such Person's assets, or (iii) ordering the winding-up or liquidation of the affairs of any Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

        (i) Any Credit Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Credit Party or of any substantial part of any such Person's assets,
(iii) shall make an assignment for the benefit of creditors, (iv) shall take any corporate action in furtherance of any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due.

        (j) A final judgment or judgments for the payment of money in excess of (i) $300,000 in the aggregate at any time outstanding with respect to outstanding obligations or liabilities acquired in the Dexol Transaction or
(ii) $100,000 in the aggregate at any time outstanding in all other cases shall be rendered against any Credit Party and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

        (k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

        (l)   Any "Change of Control" shall occur.

        (m) Any event shall occur, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Borrowers generating more than twenty-five percent (25%) of Borrowers' consolidated revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than thirty (30) days.

        (n) The failure of Borrowers to deliver to Lender on or prior to May 9, 1997, the Subordination Agreement executed by Dexol and Ringer, in form and substance satisfactory to Lender.

        8.2 Remedies. (a) If any Default or Event of Default shall have occurred and be continuing, Lender may, without notice, (i) suspend this facility with respect to further Revolving Credit Advances and/or the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in Lender's sole discretion so long as such Default or Event of Default is continuing, and (ii) increase the rate of interest applicable to the Revolving Loan and the Letter of Credit Fees to the Default Rate.

        (b) If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including the Revolving Loan to be forthwith due and payable, and require that the

Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; and (iii) exercise any rights and remedies provided to Lender under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Sections 8.1(g), (h) or (i), all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

        8.3 Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.   PARTICIPATIONS.

        9.1 Participations. (a) The Credit Parties signatory hereto consent to Lender's sale of participations in, at any time or times, the Revolving Loan Commitment or any portion thereof or interest therein. Any participation by Lender of all or any part of its Revolving Loan Commitment shall be in an amount at least equal to $5,000,000, and shall be sold with the understanding that all amounts payable by Borrowers hereunder shall be determined as if Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Revolving Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of the Revolving Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.

        (b) Each Credit Party executing this Agreement shall assist Lender as reasonably required to enable Lender to effect any such participation, including, if requested by Lender, participation of Borrowers' management in meetings with potential participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

        (c) Lender may furnish any information concerning Borrowers in the possession of Lender from time to time to participants (including prospective participants). Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in
Section 11.8 hereof.

10.  SUCCESSORS AND ASSIGNS

        10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Lender shall be void. Lender may assign all or any part of its rights and obligations under the Loan Documents to any Person; provided that so long as no Default or Event of Default shall have occurred and be continuing the Borrower Representative shall consent to such assignment, which consent shall not be unreasonably withheld. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.  MISCELLANEOUS

        11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2 below. Any letter of interest, commitment letter, fee letter and/or confidentiality agreement between any Credit Party and Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

        11.2 Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the Revolving Notes, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrowers.

        Until (i) payment in full in cash and performance of all of the Obligations except unmatured contingent Obligations (other than those Obligations described in clauses (ii) and (iii) below) for which no claim has been asserted, termination of the Revolving Loan Commitment and a release by Borrowers of all claims against Lender, (ii) the Letter of Credit Obligations shall have been terminated or payment thereof shall have been secured in accordance with Annex B and (iii) Borrowers shall have provided to Lender security on terms satisfactory to Lender with respect to any pending or threatened action, suit, proceeding or claim against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Borrowers shall remain bound by the terms of this Agreement and Lender shall be entitled to retain its Liens on the Collateral. Upon compliance with the preceding sentence, Lender shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

        11.3 Fees and Expenses. Borrowers shall reimburse Lender for all reasonable out-of-pocket expenses reasonably incurred in connection with the preparation of the Loan Documents (including the reasonable fees and expenses of all of its loan counsel (including Canadian local counsel) and auditors retained in connection with the Loan Documents and the Related Transactions and advice in connection therewith). Borrowers shall reimburse Lender for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

              (a) the forwarding to Borrowers or any other Person on behalf of Borrowers by Lender of the proceeds of the Revolving Loan;

              (b) any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents or advice in connection with the administration of the Revolving Loan made pursuant hereto or its rights hereunder or thereunder;

              (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, any Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Lender by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

              (d) any attempt to enforce any remedies of Lender against any or all of the Credit Parties or any other Person that may be obligated to Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

              (e) any work-out or restructuring of the Revolving Loan during the pendency of one or more Events of Default;

              (f) subject to Section 1.14(b), efforts to (i) monitor the Revolving Loan or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, without limitation, all reasonable attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all reasonable expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this Section 11.3 shall be payable, on demand, by Borrowers to Lender. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

        11.4 No Waiver. Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.
Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrowers specifying such suspension or waiver.

        11.5 Remedies. Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

        11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

        11.8 Confidentiality. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to it by the Credit Parties and designated as confidential for a period of two (2) years following receipt thereof, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Revolving Loan and the Revolving Loan Commitment; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Lender's counsel, required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Lender is a party; or (f) which ceases to be confidential through no fault of Lender.

        11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, CITY OF CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE

ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES AND LENDER PERTAINING TO
THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED, THAT LENDER AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, CITY OF CHICAGO, ILLINOIS AND, PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION WHICH SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

        11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Lender) designated on Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

        11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

        11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

        11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG LENDER AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

        11.14 Press Releases. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

        11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or


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

reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

        11.16 Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

        11.17 No Strict Construction. Each of the Credit Parties acknowledges that it and its counsel have participated in the negotiation of the Loan Documents and that the Credit Parties have approved the Loan Documents. In the event an ambiguity or question of intent or interpretation arises, the usual rule of construction of resolving ambiguities or inconsistencies in the Loan Documents against the drafting Person shall not be applicable and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of the Loan Documents.

12.  CROSS-GUARANTY

        12.1 Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

              (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

              (b) the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

              (c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

              (d)  the insolvency of any Credit Party; or

              (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each Borrower that its obligations under this Section 12 shall not be discharged until the payment and performance, in full, of the Obligations has occurred. Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

        12.2 Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this
Section 12 and such waivers, Lender would decline to enter into this Agreement.

        12.3 Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

        12.4 subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash. Each Borrower acknowledges and agrees that this subordination is intended to benefit Lender and shall not limit or otherwise affect such Borrower's liability hereunder or the enforceability of this
Section 12, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

        12.5 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation which each Borrower might otherwise have had but for such action by Lender. Any election of remedies which results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower's obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

        12.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Borrower's liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

        (a) the net amount of the Revolving Loan advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

        (b) the amount which could be claimed by Lender from such Borrower under this Section 12 without rendering such claim voidable or avoidable under
Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Borrower under Section 12.7.

        12.7  Contribution with Respect to Guaranty Obligations.

        (a)   To the extent that any Borrower shall make a payment under this
Section 12 of all or any of the Obligations (other than Revolving Credit Advances made to that Borrower for which it is primarily liable) (a "Guarantor Payment") which, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Revolving Loan Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

        (b) As of any date of determination, the "Allocable Amount" of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

        (c) This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1. Nothing contained in this Section
12.7 shall limit the liability of any Borrower to pay the Revolving Loan made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

        (d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.

        (e) The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Revolving Loan Commitment.

        12.8   Liability Cumulative.  The liability of Borrowers under this
Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Lender under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                  RINGER CORPORATION


                                  By: /s/ Mark G. Eisenschenk
                                     -------------------------------------

                                  Title: Executive Vice President and CFO



                                  SAFER, INC.


                                  By: /s/ Mark G. Eisenschenk
                                     -------------------------------------

                                  Title: Executive Vice President and CFO



                                  GENERAL ELECTRIC CAPITAL
                                  CORPORATION,
Revolving Loan                    as Lender
Commitment:

$25,000,000                       By: /s/ Glenn Bartley
                                     -------------------------------------

                                  Title: Duly Authorized Signatory
                                        ----------------------------------



The following Person is a signatory to this Agreement in its capacity as a Credit Party and not as a Borrower.

                                  SAFER LTD.

                                  By: /s/ Mark G. Eisenschenk
                                     -------------------------------------

                                  Title: Executive Vice President and CFO
                                        ----------------------------------